UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Prudential Investment Portfolios, Inc.

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PGIM GROWTH ALLOCATION FUND,

a series of The Prudential Investment Portfolios, Inc.

655 Broad Street

Newark, NJ 07102

The Special Meeting of Shareholders of PGIM Growth Allocation Fund, a series of The Prudential Investment Portfolios, Inc. was adjourned until Tuesday, May 7th 2019. This will provide shareholders who have yet to cast their important vote with additional time to do so. Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. In the event that sufficient votes are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies and this will result in further expenditures. By voting now you will help reduce the need for additional mailings and calls to shareholders.

After careful review, the Board of Directors has unanimously approved the proposal and recommends a vote "FOR" the merger proposal as detailed in your proxy statement.

Please see the enclosed Q&A for additional information about the proposal and potential benefits to shareholders. A copy of the proxy statement is available at www.pgiminvestments.com/fundupdates or by calling the toll-free number shown below.

You may think your vote is not important, but your participation is critical to hold the meeting, please call now.

Please Vote Today!

(877) 732-3619

YOUR VOTE IS URGENTLY NEEDED! Please vote now to be sure it is received in time for the Fund's

May 7, 2019

Special Meeting of

Shareholders.

Voting takes only a few minutes.

Thank you for your participation in this

important matter.

The PGIM Growth Allocation Fund has made it very easy for you to vote. Choose one of the following methods:

∙Speak to a proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

∙Log on to the website noted on the enclosed proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

∙Call the phone number on the enclosed proxy card: Enter the control number printed on the card and follow the touchtone prompts.

∙Mail in your signed proxy card in the envelope provided.

What to do now:

1.Read the enclosed Proxy Statement.

2.Review the voting instructions provided.

3.VOTE!

Four easy ways to vote:

1.By Telephone. Have your proxy card available. Call the toll-free number on your proxy ballot card from a touch- tone telephone. Enter your control number from your card. There is no charge to you for the call. Follow the recorded instructions.

2.By Internet. Have your proxy card available. Go to the website listed on the proxy card. Enter your control number from your proxy card. Follow the instructions on the website.

3.By Mail. Please complete, date, and sign your proxy card. Mail your completed proxy ballot card in the enclosed postage-paid envelope.

4.In Person. Attend the meeting and vote your interests.

Voting by phone or Internet is available 24 hours a day, 7 days a week and must be received by 11:59 p.m. Eastern time on the day prior to the meeting.

If you have any questions before you vote, please call D.F. King & Co., Inc. toll-free at (877) 732-3619. They will be happy to help you understand the proposal and assist you in voting.

_______________________________________________________________________________________________________________

The Board of Directors of the PGIM Growth Allocation Fund (Growth Allocation Fund) is recommending that shareholders approve the reorganization of Growth Allocation Fund into the PGIM QMA Large-Cap Core Equity Fund (Large-Cap Core Fund). In addition to the accompanying proxy materials, this packet provides information about the proposed reorganization.

The Board recommends you vote to approve the proposal.

Please read the enclosed materials and vote your shares as soon as possible. The methods for voting your shares are noted above to make it as easy as possible for you. We appreciate your quick response as it will help minimize communication costs.

Continued

What's Inside
Answers to your questions about the proposed reorganization....................................................	2-6
Supplements to the Prospectus.......................................................................................................	9

Answers to questions about the proposed reorganization of the PGIM Growth Allocation Fund should be reviewed along with the enclosed proxy materials.

On what proposal am I being asked to vote?

Shareholders of the PGIM Growth Allocation Fund (Growth Allocation Fund) are being asked to approve a proposed plan of reorganization under which the assets and the liabilities of the Growth Allocation Fund would be exchanged for shares of the PGIM QMA Large-Cap Core Equity Fund (Large-Cap Core Fund), and shareholders of the Growth Allocation Fund would become shareholders of the Large-Cap Core Fund.

Why is this reorganization being proposed?

After careful review of a broad range of factors, including performance, expenses, and investment strategies of the Growth Allocation Fund and the Large-Cap Core Fund, the Board of each Fund determined it is in the best interest of shareholders to reorganize the Growth Allocation Fund into the Large-Cap Core Fund.

How do you expect shareholders to potentially benefit from this change?

Lower Expenses: The reorganization is expected to result in lower net expenses for all share classes of the Growth Allocation Fund.

Net Annual Fund Operating	Class A	Class B	Class C	Class R	Class R6	Class Z
Expenses (for the twelve-month					(Formerly
period ended October 31, 2018)					Class Q)

PGIM Growth Allocation Fund	1.35%1,3	2.10%3	2.10%3	1.60%1,3	1.10%3	1.10%3
(pre-reorganization)

PGIM QMA Large-Cap Core	0.72%2,4,5	1.58%4	1.44%4,5	0.72%4,6	0.35%4	0.46%4
Equity Fund (post-reorganization)

(1)The distributor of the Growth Allocation Fund has contractually agreed through January 31, 2020 to reduce its distribution and service (12b-1) fees for the Fund's Class A shares to 0.25% of the average daily net assets of the Class A shares of the Fund. Additionally, the distributor of the Fund has contractually agreed through January 31, 2020 to reduce its distribution and service (12b-1) fees for the Fund's Class R shares to 0.50% of the average daily net assets of the Class R shares of the Fund. These waivers may not be terminated prior to January 31, 2020 without the prior approval of the Fund's Board of Directors.

(2)The distributor of the Large-Cap Core Fund has contractually agreed through February 29, 2020 to limit the Fund's Class A distribution and service (12b-1) fees to 0.25% of the Fund's Class A average daily net assets. This waiver may not be terminated prior to February 29, 2020 without the prior approval of the Fund's Board of Trustees.

(3)The Manager of the Growth Allocation Fund has contractually agreed, through January 31, 2020, to limit Total Annual Fund Operating Expenses after fee waivers and/or expense reimbursements to 0.60% of average daily net assets for Class A shares, 1.35% of average daily net assets for Class B shares, 1.35% of average daily net assets for Class C shares, 0.85% of average daily net assets for Class R shares, 0.35% of average daily net assets for Class Z shares, and 0.35% of average daily net assets for Class R6 shares. This contractual waiver excludes interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), acquired fund fees and expenses, extraordinary expenses, and certain other Fund expenses such as dividend and interest expense and broker charges on short sales. Where applicable, the Manager agrees to waive management fees or shared operating expenses on any share class to the same extent that it waives similar expenses on any other share class. In addition, Total Annual Fund Operating Expenses for Class R6 shares will not exceed Total Annual Fund Operating Expenses for Class Z shares. Fees and/or expenses waived and/or reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver and/or reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This waiver may not be terminated prior to January 31, 2020 without the prior approval of the Fund's Board of Directors.

(4)The Manager of the Large-Cap Core Fund has contractually agreed through February 29, 2020 to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, transfer agency expenses (including sub-transfer agency and networking fees), taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), interest, acquired fund fees and expenses, brokerage, extraordinary and certain other expenses such as dividend, broker charges and interest expense on short sales) of each class of shares to 0.35% of the Fund's average daily net assets. Additionally, the Manager contractually agrees through February 29, 2020, to limit Total Annual Fund Operating Expenses to 1.58% of average daily net assets for Class B shares of the Large-Cap Core Fund. Fees and/or expenses waived and/or reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver and/or reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This waiver may not be terminated prior to February 29, 2020 without the prior approval of the Fund's Board of Trustees.

(5)Upon implementation of the Reorganization, PGIM Investments will contractually agree, through February 28, 2021, to limit Total Annual Fund Operating Expenses to 0.72% of average daily net assets for Class A shares and 1.44% of average daily net assets for Class C shares of the Large-Cap Core Fund.

(6)The information shown for the PGIM QMA Large-Cap Core Equity Fund (post-reorganization) relates to Class A shares. Pursuant to the terms of the Reorganization, Class R shareholders of the Growth Allocation Fund shall receive Class A shares of the Large-Cap Core Fund.

Stronger Historical Performance: Performance of the Large-Cap Core Fund is stronger than that of the Growth Allocation Fund as of the three-month, and one-, three-, five-, and ten-year periods ended October 31, 2018 for the same periods.

Net Performance as of October 31, 2018

	3-Month	1-Year	3-Year	5-Year	10-Year

PGIM Growth Allocation Fund	-7.48%	-1.18%	6.90%	5.74%	9.97%
(Class Z)

PGIM QMA Large-Cap Core Equity	-4.55%	5.98%	11.02%	11.08%	12.49%
Fund (Class Z)

Past performance does not guarantee future results, and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance of the PGIM Funds listed, visit www.pgiminvestments.com. PGIM Growth Allocation Fund: Z shares do not carry a sales charge. Gross operating expenses: Class Z, 1.63%. Net operating expenses: Class Z, 1.10%. PGIM QMA Large-Cap Core Equity Fund: Z shares do not carry a sales charge. Gross operating expenses: Class Z, 0.55%. Net operating expenses: Class Z, 0.46%.

Total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. All returns 1-year or less are cumulative.

Class R6 and Z shares may be available to group retirement plans and institutional investors through certain retirement, mutual fund wrap and asset allocation programs. They may also be eligible to institutional investors at a $5,000,000 investment minimum. Class A, C, and Z shares are generally closed to new retirement plans. Please see the prospectus for additional information about fees, expenses, and investor eligibility. All data is unaudited and subject to change.

Similar Investment Objectives, Policies and Strategies: Both Funds have similar investment objectives and have similar principal investment policies, as outlined below. For additional comparative information regarding the Funds' policies, please see the N-14 Proxy/Prospectus.

	PGIM Growth Allocation Fund	PGIM QMA Large-Cap Core Equity Fund
Fund Name	(Merging Fund)	(Acquiring Fund)
Investment	Long-term capital appreciation.	Long-term growth of capital.
Objective

	The Fund normally invest	Seeks investments that will appreciate over time.
approximately 90% of its assets in
Investment		The Fund's goal is to outperform the returns of the
PGIM Underlying Funds that invest
S&P 500® Index over the long term.
Policies and	primarily in a diversified portfolio of	The Fund normally invests at least 80% of its
Strategies	equity securities (range from 85%-
investable assets in equity and equity-related
95%), with the remainder invested in
securities of large-capitalization U.S. companies.
fixed income securities

Customized Benchmark
Russell 3000 Index (60.5%)
MSCI ACWI ex-US Index (24%)
Barclays U.S. Aggregate Bond Index
Benchmarks	(8%)	S&P 500 Index
FTSE EPRA/NAREIT Dev. Real Est.

ND Index (5%)
Citigroup 3 Mo T-Bill (2.5%)
Russell 1000 Index
S&P 500 Index

Who is the manager of the PGIM QMA Large-Cap Core Equity Fund?

PGIM Investments LLC serves as investment adviser to the Large-Cap Core Fund. As of September 30, 2018, PGIM Investments LLC had total assets under management of approximately $286 billion. The Large-Cap Core Fund is managed by Quantitative Management Associates LLC (QMA), a leader in quantitative investing, a wholly owned subsidiary of PGIM, and a registered investment adviser. QMA currently manages about $128.1 billion in assets (as of September 30, 2018) and covers core, value, international index-based, and asset allocation strategies. QMA is a pioneer of quantitative investing and built its first multi-factor portfolios over 40 years ago. QMA's 28 portfolio managers average 21 years of experience. QMA manages the Growth Allocation Fund as well.

What are the NASDAQ and CUSIP symbols for the Funds?

PGIM Growth Allocation Fund Fund	TA Fund Number	Ticker	CUSIP
(Merging Fund)

PGIM Growth Allocation Fund CL A	1501	JDAAX	74437E685

PGIM Growth Allocation Fund CL B	1502	JDGBX	74437E677

PGIM Growth Allocation Fund CL C	1503	JDGCX	74437E669

PGIM Growth Allocation Fund CL R	1544	JGARX	74437E594

PGIM Growth Allocation Fund CL R6	1165	JDGQX	74437E446

PGIM Growth Allocation Fund CL Z	1504	JDGZX	74437E768

PGIM QMA Large-Cap Core Equity Fund	TA Fund Number	Ticker	CUSIP
(Acquiring Fund)

PGIM QMA Large-Cap Core Equity Fund CL A	0533	PTMAX	74441J100

PGIM QMA Large-Cap Core Equity Fund CL B	0534	PTMBX	74441J209

PGIM QMA Large-Cap Core Equity Fund CL C	0369	PTMCX	74441J308

PGIM QMA Large-Cap Core Equity Fund CL R6	1171	PTMQX	74441J688
(formerly Class Q)

PGIM QMA Large-Cap Core Equity Fund CL Z	0459	PTEZX	74441J407

If the proposal is approved, when will the proposed reorganization go into effect?

If approved, the reorganization is expected to occur in second quarter 2019. However, such date may change if the shareholder meeting is adjourned one or more times.

Is the reorganization considered a taxable event for federal income tax purposes?

We do not expect the reorganization to result in a taxable gain or loss for U.S. federal income tax purposes. Sales by the Growth Allocation Fund of portfolio securities prior to the reorganization may result in realized gains or losses on such securities. Net realized gains in excess of prior year capital loss carryforward (if any) would be distributed to shareholders of the Growth Allocation Fund prior to the merger and would be a taxable distribution for shareholders who do not hold their shares in a tax-advantaged account. See the proxy statement and prospectus for more information.

What if there are not enough votes to approve the proposal by the scheduled shareholder meeting date?

If the Growth Allocation Fund does not receive enough votes to approve the proposal by April 22, 2019, the shareholder meeting date, the shareholder meeting will be adjourned to permit further solicitation of proxy votes. If after further solicitation of proxy votes, the Growth Allocation Fund shareholders do not approve the reorganization, the Growth Allocation Fund would continue to operate in accordance with its current investment strategy, benchmark and name, and the Board and the Manager would consider alternatives.

Can a financial professional vote on my behalf?

Under existing NYSE rules, brokers, banks, and other nominees are not expected to be entitled to vote fund shares with respect to the proposals unless the beneficial owner gives specific instructions for the vote or the financial professional has discretion to vote. The Growth Allocation Fund will forward proxy materials to brokers who are the record owners for beneficial owners. When a broker is unable to cast a vote because no specific instructions have been given, and the broker executes and returns an unvoted proxy ballot card, the resulting "broker non- vote" counts toward establishing a quorum for the meeting. If sufficient votes for a quorum have not been obtained, the Growth Allocation Fund may request that one or more brokers submit a specific number of broker non-votes in order to obtain a quorum which will give the Fund the ability to formally open the polls and present the proposal to vote on. The Growth Allocation Fund will only request these broker non-votes if it believes that this action will result in sufficient shareholder votes to approve a proposal at the meeting. Consequently, shareholders who oppose a proposal should vote against it.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days a week by telephone, by mail via the enclosed proxy ballot card, or by Internet. You can also vote your shares by attending the meeting. If you hold the Growth Allocation Fund within a brokerage account and receive statements directly from your bank or broker, please follow the instructions provided on your proxy card. Please see the enclosed proxy materials for complete details.

How many votes am I entitled to cast?

You may cast one vote for each share of the Growth Allocation Fund you own on the record date, which is January 28, 2019.

How do I sign the proxy ballot card?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy ballot cards. Joint accounts: Both owners must sign, and the signatures must conform exactly to the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as "Jane Doe, Trustee," or an authorized officer of a company should indicate his or her position with the company, such as "John Smith, President."

Whom do I call for more information?

Contact D.F. King & Co., Inc., the Growth Allocation Fund's proxy solicitor, at (877) 732-3619 toll-free for additional information regarding the proxy or for a replacement proxy card. They will be happy to help you understand the proposals and assist you in voting.

Appendix

Standard Annualized SEC Performance as of 12/31/2018.

	1-Year	3-Year	5-Year	10-Year

PGIM Growth Allocation Fund Class Z1	-11.01%	5.25%	3.59%	9.65%

Customized Blend Index	-6.73%	6.93%	5.47%	10.45%

PGIM QMA Large-Cap Core Equity Fund Class Z2	-7.47%	8.25%	7.67%	12.14%

S&P 500 Index	-4.38%	9.25%	8.49%	13.11%

1PGIM Growth Allocation Fund

Past performance does not guarantee future results and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance, visit our website at pgiminvestments.com. Maximum sales charges:

Class A, 5.5%; Class C, 1.0%. Gross operating expenses: Class A, 1.48%; Class B, 2.52%; Class C, 2.23%; Class R, 12.42%; Class

R6, 13.34%; Class Z, 1.63%. Net operating expenses apply to: Class A, 1.35%; Class B, 2.10%; Class C, 2.10%; Class R, 1.60%;

Class R6, 1.10%; Class Z, 1.10%. Class B shares are closed. Inception date: Class Z, 3/30/2004.

2PGIM QMA Large-Cap Core Equity Fund

Past performance does not guarantee future results and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance, visit our website at pgiminvestments.com. Maximum sales charges:

Class A, 5.5%; Class C, 1.0%. Gross operating expenses: Class A, 0.86%; Class B, 2.45%; Class C, 1.55%; Class R6, 0.44%; Class

Z, 0.55%. Net operating expenses apply to: Class A, 0.72%; Class B, 1.58%; Class C, 1.44%; Class R6, 0.35%; Class Z, 0.46%.

Class B shares are closed. Inception date: Class Z, 3/3/1999.

Total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. All returns 1-year or less are cumulative.

Class R6 and Z shares may be available to group retirement plans and institutional investors through certain retirement, mutual fund wrap and asset allocation programs. They may also be eligible to institutional investors at a $5,000,000 investment minimum. Class A, C, and Z shares are generally closed to new retirement plans. Please see the prospectus for additional information about fees, expenses, and investor eligibility. All data is unaudited and subject to change.

Definitions

S&P 500 Index is an unmanaged index of 500 stocks of large U.S. companies. It provides a broad indicator of stock price movements. An investment cannot be made directly in an index. Russell 3000 Index measures the performance of the largest 3,000 U.S. companies. MSCI ACWI ex-U.S. is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed and emerging markets, excluding the U.S. It comprises approximately 22 developed and 23 emerging market country indexes. Bloomberg Barclays U.S. Aggregate Bond Index covers the USD-denominated, investment-grade, fixed-rate or step up, taxable bond market of SEC-registered securities and includes bonds from Treasury, Government- Related, Corporate, MBS (agency fixed-rate & hybrid ARM passthroughs), ABS, & CMBS sectors. Securities included in the index must have at least 1 year until final maturity & be rated investment-grade (Baa3/ BBB-/BBB-) or better using middle rating of Moody's, S&P, & Fitch, (29%) is considered representative of the performance of short-term U.S. corporate bonds and U.S. government bonds with maturities from one to three years. FTSE ERPA/ NARIET Developed Index is designed to track the performance of listed real estate companies and REITs worldwide. Russell 2000 Index contains the 2,000 smallest U.S. companies included in the Russell 3000 Index, which gives a broad look at how stock prices of smaller companies have performed. MSCI EAFE Index reflects stock price movements in Europe, Australasia, and the Far East. Bloomberg Barclays U.S. Government/Credit

1-3 Year Index is the 1-3 Yr component of the Barclays U.S. Government/Credit Index. It includes securities in the Bloomberg Barclays U.S. Government and U.S. Credit Indices. Citigroup 3-month T-Bill Index measures monthly return equivalents of yield averages that are not marked to market and consists of the last three three-month Treasury bill issues. All indexes are unmanaged and do not reflect deductions for any sales charges, operating expenses of a mutual fund, or taxes. Returns would be lower if they included the effect of these expenses.

All indexes are unmanaged and do not reflect deductions for any sales charges, operating expenses of a mutual fund, or taxes. Returns would be lower if they included the effect of these expenses.

Mutual fund investing involves risks. The investment return and principal value will fluctuate, and the investment, when sold, may be worth more or less than the original cost. There is no guarantee a fund's objectives will be achieved. The risks associated with each fund are explained more fully in each fund's respective prospectus. For tax advice, clients should consult their tax professional regarding their particular situation.

PGIM Growth Allocation Fund Risks

As a fund-of-funds, the value of an investment in the Fund will be related, to a substantial degree, to the investment performance of the underlying funds in which it invests. The Fund is exposed to the same types of risks as the underlying funds in which it invests. These risks include small-and mid-cap stocks, which may be subject to more erratic market movements than large-cap stocks; high yield ("junk") bonds, which are subject to greater credit and market risks; foreign securities, which are subject to currency fluctuation and political uncertainty; leveraging techniques, which may magnify losses; short sales, which involve costs and the risk of potentially unlimited losses; derivative securities, which may carry market, credit, and liquidity risks; and credit, interest rate, and prepayment bond risks. Fixed income investments are subject to interest rate risk, and their value will decline as interest rates rise. The subadviser may allocate assets to an asset class that underperforms other assets classes. The Fund is non-diversified so its assets may be concentrated in fewer securities than those of other funds. Therefore, a decline in the value of those investments would cause the Fund's overall value to decline to a greater degree. These risks may increase the Fund's share price volatility. There is no guarantee the Fund's objective will be achieved.

PGIM QMA Large-Cap Core Equity Fund Risks

The Fund will normally invest at least 80% of its investable assets in equity and equity-related securities of large capitalization US companies. The Fund may invest in foreign securities, which are subject to currency fluctuation and political uncertainty; derivative securities, which may carry market, credit, and liquidity risks; and exchange-traded funds (ETFs), which may duplicate some management fees. The Fund may use hedging techniques to help achieve its objective. These risks may result in greater share price volatility. There is no guarantee the Fund's objective will be achieved. Please see the Fund's prospectus for more detailed information regarding risks.

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Enjoy the convenience of viewing annual and semiannual reports, prospectuses, and proxy statements online. When you enroll in electronic delivery, you will no longer receive paper copies of these documents and you will be notified by email when new materials are available for online viewing.

Enrolling is fast and simple

n Go to www.pgiminvestments.com/edelivery and follow the simple enrollment instructions.

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n You can cancel your enrollment or change your email address at any time.

Every vote is important, whether your Fund holdings are large or small. Please review the materials and return your proxy ballot card by mail, vote online, or call in your vote today.

Class R6 (formerly Class Q) and Class Z shares may be available to group retirement plans and institutional investors through certain retirement, mutual fund wrap and asset allocation programs, and to institutions at an investment minimum of $5,000,000. Performance by share class may vary. Other share classes, which contain either a sales load or a contingent deferred sales charge, are also available. These expenses could lower total fund return. Please see the prospectus for additional information about fees, expenses and investor eligibility requirements.

This material is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client or prospective clients. The information is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Clients seeking information regarding their particular investment needs should contact a financial professional.

Class R6 (formerly Class Q) and Class Z shares are available only to eligible investors. Please see the prospectus for eligibility requirements.

Consider a fund's investment objectives, risks, charges, and expenses carefully before investing. The prospectus and the summary prospectus contain this and other information about the fund. Contact the PGIM Investments Sales

Desk at (800) 257-3893 to obtain the prospectus and the summary prospectus. Read them carefully before investing.

Mutual funds are distributed by Prudential Investment Management Services LLC, a Prudential Financial company. QMA is the primary business name of Quantitative Management Associates LLC, a wholly owned subsidiary of PGIM. QMA and PGIM are registered investment advisers and Prudential Financial companies. © 2019 Prudential Financial, Inc. and its related entities. QMA, Quantitative Management Associates, PGIM, and the PGIM logo are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency | May lose value | Are not a deposit of or guaranteed by any bank or any bank affiliate

PRUDENTIAL INVESTMENT PORTFOLIOS, INC.

PGIM Growth Allocation Fund

Supplement dated December 11, 2018 to the Currently Effective

Prospectus, Summary Prospectus and Statement of Additional Information

Proposed Reorganization

The Board of Directors of Prudential Investment Portfolios, Inc., on behalf of PGIM Growth Allocation Fund ("Growth Allocation Fund") and the Board of Trustees of Prudential Investment Portfolios 9, on behalf of PGIM QMA Large-Cap Core Equity Fund ("Large-Cap Core Fund," and, together with the Growth Allocation Fund, the "Funds") recently approved the reorganization of the Growth Allocation Fund into the Large-Cap Core Fund.

Pursuant to this proposal, the assets and liabilities of the Growth Allocation Fund would be exchanged for shares of the Large-Cap Core Fund. The Large-Cap Core Fund shares to be received by the Growth Allocation Fund shareholders in the reorganization would be equal in value and of the same class, except that Class R shareholders of the Growth Allocation Fund will receive Class A shares of the Large-Cap Core Fund, and each share class would be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Growth Allocation Fund shares held by such shareholders immediately prior to the reorganization.

Under the terms of this proposal, Growth Allocation Fund shareholders would become shareholders of Large-Cap Core Fund. No sales charges would be imposed in connection with the proposed transaction. The Growth Allocation Fund and the Large- Cap Core Fund anticipate obtaining an opinion of counsel to the effect that the reorganization transaction will not result in the recognition of gain or loss for federal income tax purposes by either Fund or its shareholders.

The reorganization is subject to approval by the shareholders of the Growth Allocation Fund. It is anticipated that a proxy statement/prospectus relating to the reorganization transaction will be mailed to the shareholders during the first quarter of 2019 and that the special meeting of Growth Allocation Fund shareholders will be held on or about April 2019. If the required shareholder approvals are obtained and all required closing conditions are satisfied, including receipt of the above- described tax opinion, it is expected that the reorganization transaction will be completed during the second quarter of 2019 or as soon as reasonably practicable once shareholder approval is obtained.

If Growth Allocation Fund shareholders approve the reorganization, the Growth Allocation Fund is expected to distribute its realized capital gains, if any, to its shareholders prior to the closing date. Growth Allocation Fund shareholders who do not hold their shares in a tax-advantaged account may receive a taxable capital gain distribution. In addition, it is currently anticipated that all or a portion of the Growth Allocation Fund's portfolio holdings will be sold prior to the closing of the reorganization, and the Growth Allocation Fund is expected to realize capital gain or loss in connection with those sales. If the Growth Allocation Fund realizes capital gains, thosegains may increase the capital gain distribution paid to shareholders.

This document is not an offer to sell shares of the Large-Cap Core Fund, nor is it a solicitation of an offer to buy any such shares or of any proxy. Please read the proxy statement/prospectus carefully, when it is available, because it contains important information about the reorganization and the Large-Cap Core Fund.

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